Exhibit 99.1

FOR IMMEDIATE RELEASE

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER RESULTS

WARSAW, N.Y., October 28, 2021 – Financial Institutions, Inc. (NASDAQ:FISI)(the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the third quarter ended September 30, 2021.

Net income for the quarter was $17.2 million compared to $12.3 million in the third quarter of 2020. After preferred dividends, net income available to common shareholders was $16.8 million, or $1.05 per diluted share, compared to $11.9 million, or $0.74 per diluted share, in the third quarter of 2020.

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Reflected in the increase in quarterly net income was a $541 thousand benefit for credit losses in the current quarter as compared to a provision of $4.0 million in the third quarter of 2020. Ongoing improvement in the national unemployment forecast, positive trends in qualitative factors and lower net charge-offs resulted in a release of credit loss reserves and a corresponding benefit for credit losses.

Pre-tax pre-provision income(1) for the quarter was $21.2 million, an increase of $1.9 million from the third quarter of 2020.

“We reported strong results grounded in positive economic trends and sustained incremental organic growth across our businesses,” said President and Chief Executive Officer Martin K. Birmingham. “Continued improvement in the economy resulted in a third consecutive quarterly release of credit loss reserves, and loan charge-offs remained exceptionally low. Excluding the impact of Paycheck Protection Program loans, we grew the total loan portfolio by 2.2% from June 30th and our loan pipelines remain healthy. Net interest income increased, and we remain focused on the optimal investment of excess liquidity. While expenses did go up in the quarter, we also generated strong noninterest income driven by our insurance and wealth subsidiaries and investments in limited partnerships, resulting in an efficiency ratio of 58%.

“Five Star Bank relocated its City of Elmira branch in the quarter, investing in an area undergoing revitalization while reducing annual operating costs associated with more favorable lease terms and significantly reduced space. Our SDN insurance subsidiary completed a bolt-on transaction in August, acquiring an employee benefits business that adds important expertise in employee benefits and human resources consulting.

“We continue to make investments in people, process, technology and strategic bolt-on acquisitions to position our organization for expected long-term growth and profitability. We are focused on the successful execution of opportunities related to ongoing digital transformation, traditional banking and new businesses associated with banking as a service, or BaaS. I am incredibly proud of our accomplishments and the associates that made them possible.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “Noninterest expense was higher than the second quarter of 2021 with a significant portion of the increase attributable to salaries and benefits. Strong year-to-date performance drove an approximately $690 thousand increase in commission and incentive compensation. In addition, we’ve made investments in experienced personnel to support strategic initiatives including digital banking, retail community banking expansion, customer experience and technology. We believe these initiatives, along with the bolt-on acquisitions completed in 2021, will support future revenue growth. With that said, we will continue to manage expenses to produce positive long-term operating leverage.”

Acquisition of North Woods Capital Benefits

On August 2, 2021, North Woods Capital Benefits LLC (“North Woods”) was acquired by the Company’s insurance subsidiary SDN. North Woods was a Buffalo-based employee benefits and human resources advisory firm with a mission of helping clients of all sizes navigate the complexities of employee benefits, human resources and compliance to control costs and maximize long-term savings.

The acquisition expands SDN’s employee benefits business and adds important expertise in employee benefits and human resources consulting. William (Bill) Wadsworth, North Woods’ Founder, continues his long-term client relationships in his new role leading SDN’s employee benefits practice. Sarah Kirke, former Director of Client Service and HR Consulting at North Woods, serves as Employee Benefits Account Manager and HR Consultant at SDN.

Elmira Branch Relocation

Five Star Bank opened its relocated branch in the City of Elmira on August 2, 2021. The new branch is in a newly-constructed building that is part of the New York State Downtown Revitalization Initiative. Consumers and businesses can access a full spectrum of banking and lending services, insurance and wealth management and investment services at the new branch.

The branch is designed to serve as a financial solution center, with no teller lines and no barriers between bank associates and customers. It features a blend of new technology including Interactive Teller Machines and the comfort of community banking with Certified Personal Bankers. Our new design aligns services with shifting customer needs and preferences including rapid advancements in financial technology that enable consumers to bank virtually from anywhere, anytime.

Five Star Bank is committed to the use of green and energy efficient materials in construction. Materials sourced for the Elmira branch received certifications from Cradle to Cradle, Declare, Forest Stewardship Council, Green Square and GreenGuard. Materials with a high percentage of recycled content were used when possible and energy-efficient LED lighting was used throughout the interior and exterior.

Net Interest Income and Net Interest Margin

Net interest income was $38.3 million for the quarter, an increase of $541 thousand from the second quarter of 2021 and an increase of $2.8 million from the third quarter of 2020.

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Average interest-earning assets for the quarter were $4.97 billion, a decrease of $6.1 million from the second quarter of 2021 due to a $92.1 million decrease in Federal Reserve interest-earning cash and a $34.3 decrease in total loans that was driven by the Paycheck Protection Program (“PPP”) loan forgiveness process, partially offset by a $120.3 million increase in investment securities. Average interest-earning assets for the quarter were $553.0 million higher than the third quarter of 2020 due to a $35.3 million increase in Federal Reserve interest-earning cash, a $407.6 million increase in investment securities and a $110.1 million increase in total loans.
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The average balance of PPP loans net of deferred fees was $141.3 million in the third quarter of 2021, $232.0 million in the second quarter of 2021 and $263.0 million in the third quarter of 2020.

Net interest margin was 3.07% as compared to 3.06% in the second quarter of 2021 and 3.22% in the third quarter of 2020. Excluding the impact of lower-yielding PPP loans and related loan origination fees accreted over the term of the loan or upon loan forgiveness, net interest margin was 3.05% in the third quarter of 2021, 3.02% in the second quarter of 2021 and 3.27% in the third quarter of 2020.

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Our net interest margin has been impacted by the interest rate environment that reflects a flatter yield curve and lower rates. Our excess liquidity position has placed further pressure on net interest margin throughout 2021, resulting in higher average balances of interest-earning cash and investment securities, albeit at lower comparative yields, based on current market conditions. In the third quarter, we shifted excess liquidity from interest-earning cash to investment securities with the intention of reducing net interest margin compression. We expect the investment securities portfolio to serve as a source of liquidity to fund future loan growth.

Noninterest Income

Noninterest income was $12.1 million for the quarter, an increase of $1.9 million from the second quarter of 2021 and a decrease of $134 thousand from the third quarter of 2020.

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Insurance income of $1.9 million was $717 thousand higher than the second quarter of 2021 primarily as a result of the timing of commercial renewals and the impact of the August 2021 acquisition of North Woods. The increase of $507 thousand from the third quarter of 2020 was driven by the two 2021 bolt-on acquisitions (North Woods in August and Landmark in February) and growth in the legacy SDN business, including the impact of increasing insurance premiums.
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Investment advisory fees of $3.0 million were $83 thousand higher than the second quarter of 2021 and $526 thousand higher than the third quarter of 2020 due to an increase in assets under management driven by a combination of market gains, new customer accounts and contributions to existing accounts.
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Company owned life insurance income of $776 thousand was $83 thousand higher than the second quarter of 2021 and $306 thousand higher than the third quarter of 2020. We made additional investments in company-owned life insurance of $20.0 million in the third quarter of 2021 and $30.0 million in the fourth quarter of 2020 to take advantage of attractive tax-equivalent yields and partially offset employee benefit expenses.
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Income from investments in limited partnerships of $694 thousand was $456 thousand higher than the second quarter of 2021 and $799 thousand higher than the third quarter of 2020. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

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Income (loss) from derivative instruments, net was $377 thousand, $969 thousand higher than the second quarter of 2021 and $1.6 million lower than the third quarter of 2020. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades.
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Net gain on sale of loans held for sale of $600 thousand was $190 thousand lower than the second quarter of 2020 and $797 thousand lower than the third quarter of 2020 due to lower transaction volume. Sale volume and margin were at historically high levels in the third quarter of 2020, driven by mortgage refinancing activity.
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No gain or loss was recognized on investment securities in the quarter compared to a net loss of $3 thousand in the second quarter of 2021 and a net gain of $554 thousand in the third quarter of 2020. The net gain in the third quarter of 2020 was attributable to the management of premium risk, largely achieved through the sale of $20.0 million of fixed rate mortgage backed securities with higher expected prepayment speeds. Proceeds were reinvested in current coupon bonds, with lower anticipated prepayment behavior.

Noninterest Expense

Noninterest expense was $29.2 million in the quarter compared to $26.9 million in the second quarter of 2021 and $28.5 million in the third quarter of 2020.

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Salaries and employee benefits expense of $15.8 million was $1.3 million higher than the second quarter of 2021 and $713 thousand higher than the third quarter of 2020 due to higher incentive compensation and commissions, investments in personnel and the impact of 2021 acquisitions.
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Occupancy and equipment expense of $3.8 million was $548 thousand higher than the second quarter of 2021 and $571 thousand higher than the third quarter of 2020 as a result of the purchase of security equipment for multiple locations, timing differences related to the outsourcing of property management services and expenses related to two Five Star Bank branches opened in Buffalo in June 2021.
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Professional services expense of $1.6 million was relatively unchanged as compared to the second quarter of 2021 and $358 thousand higher than the third quarter of 2020 primarily due to the timing of fees for consulting and advisory projects including financial technology and improvement initiatives.
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Computer and data processing expense of $3.6 million was $119 thousand higher than the second quarter of 2021 and $329 thousand higher than the third quarter of 2020 as a result of the Company’s investments in technology, including digital banking initiatives.
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Advertising and promotions expense of $474 thousand was $38 thousand higher than the second quarter of 2021 and $481 thousand lower than the third quarter of 2020. The decrease as compared to the prior year quarter is related to the ongoing evolution of our long-term marketing strategy and a temporary reduction in external advertising expense.
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Third quarter 2020 restructuring charges of $1.4 million represents non-recurring real estate related charges related to the closure of six bank branches and a staffing reduction.
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Other expense of $2.5 million was relatively unchanged as compared to the second quarter of 2021 and $495 thousand higher than the third quarter of 2020 primarily as a result of the timing of charitable contributions, an increase in travel and entertainment expenses as in-person meetings and in-person training sessions resume, the outsourcing of certain services and other miscellaneous items.

Income Taxes

Income tax expense was $4.6 million for the quarter compared to $5.4 million in the second quarter of 2021 and $2.9 million in the third quarter of 2020. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the third quarter of 2021, second quarter of 2021, and third quarter of 2020, resulting in income tax expense reductions of approximately $535 thousand, $424 thousand and $213 thousand, respectively.

The effective tax rate was 21.0% for the quarter compared to 21.1% for the second quarter of 2021 and 19.3% for the third quarter of 2020. The year-over-year increase in effective tax rates is the result of higher pre-tax earnings in comparison to the prior year. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.62 billion at September 30, 2021, up $328.1 million from June 30, 2021, and up $664.0 million from September 30, 2020.

Investment securities were $1.32 billion at September 30, 2021, up $194.4 million from June 30, 2021, and up $509.2 million from September 30, 2020. The Company’s primary investment strategy for 2020 was to reinvest cash flow from the securities portfolio; however, the focus was redirected to deploying excess liquidity into cash flowing agency mortgage backed securities given the elevated cash position the Company has continued to experience. Increased purchase activity in the first nine months of 2021 resulted from the execution of the strategy to reallocate excess Federal Reserve cash balances into collateral eligible agency mortgage backed securities that demonstrated higher yields, on a relative basis.

Total loans were $3.65 billion at September 30, 2021, up $21.7 million, or 0.6%, from June 30, 2021, and up $85.4 million, or 2.4%, from September 30, 2020.

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Commercial business loans totaled $686.2 million, down $45.0 million, or 6.2%, from June 30, 2021, and down $131.9 million, or 16.1%, from September 30, 2020. Declines were driven by the forgiveness or repayment of PPP loans. PPP loans net of deferred fees are included in commercial business loans and were $116.7 million at September 30, 2021, $171.9 million at June 30, 2021, and $264.1 million at September 30, 2020. Accordingly, commercial business loans excluding the impact of PPP loans increased 1.8% from June 30, 2021 and increased 2.8% from September 30, 2020.
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Commercial mortgage loans totaled $1.35 billion, up $33.1 million, or 2.5%, from June 30, 2021, and up $146.5 million, or 12.2%, from September 30, 2020.
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Residential real estate loans totaled $584.1 million, down $6.2 million, or 1.1%, from June 30, 2021, and down $12.8 million, or 2.1%, from September 30, 2020.
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Consumer indirect loans totaled $940.5 million, up $41.5 million, or 4.6%, from June 30, 2021 and up $100.0 million, or 11.9%, from September 30, 2020.

Total loans, excluding PPP loans net of deferred fees, were $3.54 billion at September 30, 2021, up $77.0 million, or 2.2%, from June 30, 2021, and up $232.8 million, or 7.0%, from September 30, 2020.

Total deposits were $4.97 billion at September 30, 2021, $315.7 million higher than June 30, 2021, and $610.0 million higher than September 30, 2020. The increase from June 30, 2021, was primarily the result of a seasonal increase in public deposits and growth in reciprocal and brokered deposits. The increase from September 30, 2020, was primarily the result of growth in public, non-public and reciprocal deposits. Public deposit balances represented 24% of total deposits at September 30, 2021, compared to 21% at June 30, 2021, and 23% at September 30, 2020.

There were no short-term borrowings outstanding at September 30, 2021 or June 30, 2021. The decline from $5.3 million at September 30, 2020, is the result of the Company’s decision to utilize brokered deposits as a cost-effective alternative to Federal Home Loan Bank borrowings. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits. In February 2020, the Company entered a long-term brokered sweep arrangement as a stable alternative borrowing source to diversify the wholesale funding base.

Shareholders’ equity was $494.0 million at September 30, 2021, compared to $487.1 million at June 30, 2021, and $456.4 million at September 30, 2020. Common book value per share was $30.09 at September 30, 2021, an increase of $0.43 or 1.4% from $29.66 at June 30, 2021, and an increase of $2.71 or 9.9% from $27.38 at September 30, 2020. Tangible common book value per share(1) was $25.38 at September 30, 2021, an increase of $0.41 or 1.6% from $24.97 at June 30, 2021, and an increase of $2.62 or 11.5% from $22.76 at September 30, 2020.

On November 4, 2020, the Company announced a stock repurchase program for up to 801,879 shares of common stock, or approximately 5% of the Company’s outstanding common shares. Shares may be repurchased in open market transactions and pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. No shares were repurchased in 2020 or in the second or third quarter of 2021 under this program. During the first quarter of 2021, the Company repurchased 238,439 shares for an average repurchase price of $24.30 per share, inclusive of transaction costs.

The common equity to assets ratio was 8.48% at September 30, 2021, compared to 8.87% at June 30, 2021, and 8.85% at September 30, 2020. Tangible common equity to tangible assets(1), or the TCE ratio, was 7.25%, 7.58% and 7.47% at September 30, 2021, June 30, 2021, and September 30, 2020, respectively. The primary driver of declines in both ratios as compared to the prior quarter and prior year was the significant increase in total assets. The increase in total assets from June 30, 2021, to September 30, 2021, was primarily the result of the seasonal increase in public deposits. The ratios were impacted to a lesser degree by a decrease in accumulated other comprehensive income (loss) associated with unrealized losses in the available for sale securities portfolio and the impact of share repurchases during the first quarter of 2021, partially offset by the positive impact of earnings. During the third quarter of 2021, the Company declared a common stock dividend of $0.27 per common share. The dividend returned 25% of third quarter net income to common shareholders.

The Company’s regulatory capital ratios at September 30, 2021, compared to the prior quarter and prior year:

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Leverage Ratio was 8.36%, compared to 8.16% and 8.42% at June 30, 2021, and September 30, 2020, respectively.
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Common Equity Tier 1 Capital Ratio was 10.24%, compared to 10.38% and 10.15% at June 30, 2021, and September 30, 2020, respectively.
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Tier 1 Capital Ratio was 10.66%, compared to 10.81% and 10.61% at June 30, 2021, and September 30, 2020, respectively.
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Total Risk-Based Capital Ratio was 13.25%, compared to 13.54% and 12.68% at June 30, 2021, and September 30, 2020, respectively.

Credit Quality

Non-performing loans were $6.7 million at September 30, 2021, as compared to $6.6 million at June 30, 2021, and $10.9 million at September 30, 2020. Net charge-offs were $587 thousand in the quarter as compared to net recoveries of $394 thousand in the second quarter of 2021 and net charge-offs of $488 thousand in the third quarter of 2020. The ratio of annualized net charge-offs (recoveries) to average loans was 0.06% in the current quarter, (0.04) % in the second quarter of 2021 and 0.06% in the third quarter of 2020.

Foreclosed assets at September 30, 2021, were $0, a decrease of $646 thousand from June 30, 2021, and a decrease of $3.0 million from September 30, 2020. The decrease from the prior year period was primarily the result of the sale of an asset on which foreclosure occurred in the third quarter of 2020.

At September 30, 2021, the allowance for credit losses - loans to total loans ratio was 1.24% compared to 1.28% at June 30, 2021, and 1.38% at September 30, 2020. PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the September 30, 2021, allowance for credit losses - loans to total loans ratio(1) was 1.28%, a decrease of six basis points from 1.34% at June 30, 2021 and a decrease of twenty-one basis points from 1.49% at September 30, 2020.

Provision (benefit) for credit losses - loans was a $334 thousand benefit in the quarter compared to a benefit of $3.9 million in the second quarter of 2021 and a provision of $3.6 million in the third quarter of 2020. Changes in the allowance for unfunded commitments, also included in provision (benefit) for credit losses, were a $206 thousand decrease in the third quarter of 2021, a $764 thousand decrease in the second quarter of 2021 and a $461 thousand increase in the third quarter of 2020.

Provision throughout 2020 was driven by the adoption of the current expected credit loss standard (“CECL”) and the impact of the COVID-19 pandemic on the economic environment. The designated loss driver for the Company’s CECL model is the national unemployment forecast, which spiked in early 2020 at the onset of the pandemic, resulting in a first quarter 2020 provision of $13.9 million and a second quarter provision of $3.7 million. Provision was a benefit in each of the first three quarters of 2021 due to continued improvement in the national unemployment forecast and positive trends in qualitative factors, resulting in a release of credit loss reserves.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.18% at September 30, 2021, and June 30, 2021, and 0.31% at September 30, 2020. The ratio of allowance for credit losses - loans to non-performing loans was 681% at September 30, 2021, compared to 699% at June 30, 2021, and 453% at September 30, 2020.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2021, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2021, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on October 29, 2021, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1 (844) 200 6205 and providing the access code 055947. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States; the Company’s ability to implement its strategic plan; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, such as the action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the Company’s ability to successfully integrate and profitably operate Landmark Group, North Woods and other acquisitions; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; changes in interest rates; and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

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For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2021			2020
	September 30,	June 30,	March 31,	December 31,	September 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$288,426	$206,387	$344,790	$93,878	$282,070
Investment securities:
Available for sale	1,097,950	902,845	753,489	628,059	515,971
Held-to-maturity, net	218,135	218,858	256,127	271,966	290,946
Total investment securities	1,316,085	1,121,703	1,009,616	900,025	806,917
Loans held for sale	5,916	3,929	5,685	4,305	7,076
Loans:
Commercial business	686,191	731,208	816,936	794,148	818,135
Commercial mortgage	1,348,550	1,315,404	1,276,841	1,253,901	1,202,046
Residential real estate loans	584,091	590,303	601,609	599,800	596,902
Residential real estate lines	79,196	80,781	85,362	89,805	94,017
Consumer indirect	940,537	899,018	857,804	840,421	840,579
Other consumer	15,334	15,454	15,834	17,063	16,860
Total loans	3,653,899	3,632,168	3,654,386	3,595,138	3,568,539
Allowance for credit losses - loans	45,444	46,365	49,828	52,420	49,395
Total loans, net	3,608,455	3,585,803	3,604,558	3,542,718	3,519,144
Total interest-earning assets	5,189,075	4,906,087	4,963,264	4,520,416	4,577,057
Goodwill and other intangible assets, net	74,659	74,262	74,528	73,789	74,062
Total assets	5,623,193	5,295,102	5,329,056	4,912,306	4,959,201
Deposits:
Noninterest-bearing demand	1,144,852	1,121,827	1,099,608	1,018,549	1,013,176
Interest-bearing demand	893,976	799,299	873,390	731,885	786,059
Savings and money market	2,015,855	1,796,813	1,826,621	1,642,340	1,724,463
Time deposits	920,280	941,282	916,395	885,593	841,230
Total deposits	4,974,963	4,659,221	4,716,014	4,278,367	4,364,928
Short-term borrowings	-	-	-	5,300	5,300
Long-term borrowings, net	73,834	73,756	73,679	73,623	39,258
Total interest-bearing liabilities	3,903,945	3,611,150	3,690,085	3,338,741	3,396,310
Shareholders’ equity	494,013	487,126	466,284	468,363	456,361
Common shareholders’ equity	476,721	469,834	448,962	451,035	439,033
Tangible common equity (1)	402,062	395,572	374,434	377,246	364,971
Accumulated other comprehensive (loss) income	$(12,116)	$(5,934)	$(10,572)	$2,128	$(209)

Common shares outstanding	15,842	15,842	15,829	16,042	16,038
Treasury shares	258	258	271	58	62
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.36%	8.16%	8.35%	8.25%	8.42%
Common equity Tier 1 capital ratio	10.24%	10.38%	10.22%	10.14%	10.15%
Tier 1 capital ratio	10.66%	10.81%	10.66%	10.59%	10.61%
Total risk-based capital ratio	13.25%	13.54%	13.53%	13.56%	12.68%
Common equity to assets	8.48%	8.87%	8.42%	9.18%	8.85%
Tangible common equity to tangible assets (1)	7.25%	7.58%	7.13%	7.80%	7.47%

Common book value per share	$30.09	$29.66	$28.36	$28.12	$27.38
Tangible common book value per share (1)	$25.38	$24.97	$23.66	$23.52	$22.76

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended		2021			2020
	September 30,		Third	Second	First	Fourth	Third
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$123,452	$121,131	$41,227	$40,952	$41,273	$40,168	$39,719
Interest expense	9,590	18,327	2,954	3,220	3,416	3,987	4,220
Net interest income	113,862	102,804	38,273	37,732	37,857	36,181	35,499
Provision (benefit) for credit losses	(7,144)	21,689	(541)	(4,622)	(1,981)	5,495	4,028
Net interest income after provision for credit losses	121,006	81,115	38,814	42,354	39,838	30,686	31,471
Noninterest income:
Service charges on deposits	4,081	3,321	1,502	1,287	1,292	1,489	1,254
Insurance income	4,407	3,525	1,864	1,147	1,396	878	1,357
Card interchange income	6,270	5,321	2,118	2,194	1,958	1,960	1,943
Investment advisory	8,627	6,940	2,969	2,886	2,772	2,595	2,443
Company owned life insurance	2,126	1,397	776	693	657	505	470
Investments in limited partnerships	1,787	(136)	694	238	855	240	(105)
Loan servicing	293	106	105	91	97	143	49
Income (loss) from derivative
instruments, net	1,660	4,617	377	(592)	1,875	904	1,931
Net gain on sale of loans held for sale	2,468	2,261	600	790	1,078	1,597	1,397
Net gain (loss) on investment securities	71	1,449	-	(3)	74	150	554
Net gain (loss) on other assets	286	8	138	153	(5)	(69)	(55)
Net gain (loss) on tax credit investments	62	(120)	(129)	276	(85)	(155)	(40)
Other	3,094	3,151	1,069	1,030	995	1,099	1,019
Total noninterest income	35,232	31,840	12,083	10,190	12,959	11,336	12,217
Noninterest expense:
Salaries and employee benefits	44,782	45,173	15,798	14,519	14,465	14,163	15,085
Occupancy and equipment	10,502	10,407	3,834	3,286	3,382	3,248	3,263
Professional services	5,098	4,974	1,600	1,603	1,895	1,352	1,242
Computer and data processing	10,160	8,622	3,579	3,460	3,121	3,023	3,250
Supplies and postage	1,361	1,533	447	430	484	442	463
FDIC assessments	1,942	1,505	697	480	765	737	594
Advertising and promotions	1,234	2,055	474	436	324	554	955
Amortization of intangibles	801	861	264	266	271	273	280
Restructuring charges	-	1,362	-	-	-	130	1,362
Other	6,973	6,228	2,476	2,464	2,033	2,612	1,981
Total noninterest expense	82,853	82,720	29,169	26,944	26,740	26,534	28,475
Income before income taxes	73,385	30,235	21,728	25,600	26,057	15,488	15,213
Income tax expense	15,300	5,703	4,553	5,400	5,347	1,688	2,940
Net income	58,085	24,532	17,175	20,200	20,710	13,800	12,273
Preferred stock dividends	1,095	1,096	364	366	365	365	365
Net income available to common
shareholders	$56,990	$23,436	$16,811	$19,834	$20,345	$13,435	$11,908
FINANCIAL RATIOS:
Earnings per share – basic	$3.60	$1.46	$1.06	$1.25	$1.28	$0.84	$0.74
Earnings per share – diluted	$3.58	$1.46	$1.05	$1.25	$1.27	$0.84	$0.74
Cash dividends declared on common stock	$0.81	$0.78	$0.27	$0.27	$0.27	$0.26	$0.26
Common dividend payout ratio	22.50%	53.42%	25.47%	21.60%	21.09%	30.95%	35.14%
Dividend yield (annualized)	3.53%	6.77%	3.49%	3.61%	3.62%	4.60%	6.72%
Return on average assets	1.48%	0.71%	1.27%	1.52%	1.66%	1.10%	1.02%
Return on average equity	16.17%	7.33%	13.74%	17.01%	17.92%	11.86%	10.72%
Return on average common equity	16.46%	7.28%	13.94%	17.34%	18.28%	12.00%	10.82%
Return on average tangible common
equity (1)	19.60%	8.81%	16.50%	20.69%	21.88%	14.38%	13.02%
Efficiency ratio (2)	55.41%	61.79%	57.76%	56.02%	52.51%	55.79%	60.12%
Effective tax rate	20.8%	18.9%	21.0%	21.1%	20.5%	10.9%	19.3%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine Months Ended		2021			2020
	September 30,		Third	Second	First	Fourth	Third
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$176,653	$91,263	$157,229	$249,312	$123,042	$176,950	$121,929
Investment securities (1)	1,050,530	772,059	1,177,237	1,056,898	914,569	862,956	769,673
Loans:
Commercial business	763,332	712,703	700,797	791,412	798,866	803,536	808,582
Commercial mortgage	1,306,001	1,138,568	1,331,063	1,302,136	1,284,290	1,243,035	1,180,747
Residential real estate loans	595,740	583,540	588,585	595,925	602,866	599,773	590,483
Residential real estate lines	83,429	99,156	79,766	82,926	87,681	91,856	95,288
Consumer indirect	879,993	834,810	917,402	878,884	842,873	840,210	830,647
Other consumer	15,408	15,691	14,718	15,356	16,167	16,948	16,445
Total loans	3,643,903	3,384,468	3,632,331	3,666,639	3,632,743	3,595,358	3,522,192
Total interest-earning assets	4,871,086	4,247,790	4,966,797	4,972,849	4,670,354	4,635,264	4,413,794
Goodwill and other intangible assets, net	74,366	74,506	74,470	74,412	74,214	73,942	74,220
Total assets	5,252,509	4,592,609	5,368,054	5,340,745	5,045,180	4,992,886	4,775,333
Interest-bearing liabilities:
Interest-bearing demand	810,086	694,830	796,371	842,832	790,996	774,688	704,550
Savings and money market	1,819,766	1,349,931	1,876,394	1,856,659	1,724,577	1,722,938	1,574,068
Time deposits	902,883	989,236	908,351	935,885	863,924	871,103	867,479
Short-term borrowings	388	112,451	-	-	1,178	9,188	57,856
Long-term borrowings, net	73,711	39,297	73,786	73,709	73,636	71,481	39,314
Total interest-bearing liabilities	3,606,834	3,185,745	3,654,902	3,709,085	3,454,311	3,449,398	3,243,267
Noninterest-bearing demand deposits	1,095,497	874,456	1,149,120	1,091,490	1,044,733	997,607	987,908
Total deposits	4,628,232	3,908,453	4,730,236	4,726,866	4,424,230	4,366,336	4,134,005
Total liabilities	4,772,178	4,145,270	4,872,180	4,864,559	4,576,545	4,530,043	4,320,057
Shareholders’ equity	480,331	447,339	495,874	476,186	468,635	462,843	455,276
Common equity	463,020	430,011	478,582	458,868	451,311	445,515	437,948
Tangible common equity (2)	$388,654	$355,505	$404,112	$384,456	$377,097	$371,573	$363,728
Common shares outstanding:
Basic	15,850	16,018	15,837	15,825	15,889	16,032	16,031
Diluted	15,940	16,058	15,936	15,913	15,972	16,078	16,058
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.79%	2.40%	1.72%	1.77%	1.91%	2.06%	2.23%
Loans	4.02%	4.25%	3.96%	3.98%	4.13%	3.97%	4.02%
Total interest-earning assets	3.40%	3.83%	3.31%	3.31%	3.59%	3.46%	3.60%
Interest-bearing demand	0.14%	0.16%	0.15%	0.14%	0.13%	0.13%	0.14%
Savings and money market	0.19%	0.37%	0.17%	0.19%	0.21%	0.25%	0.28%
Time deposits	0.43%	1.42%	0.35%	0.43%	0.51%	0.66%	0.92%
Short-term borrowings	41.07%	1.67%	0.00%	0.00%	41.07%	8.49%	1.60%
Long-term borrowings, net	5.75%	6.30%	5.75%	5.73%	5.77%	5.76%	6.31%
Total interest-bearing liabilities	0.36%	0.77%	0.32%	0.35%	0.40%	0.46%	0.52%
Net interest rate spread	3.04%	3.06%	2.99%	2.96%	3.19%	3.00%	3.08%
Net interest margin	3.14%	3.25%	3.07%	3.06%	3.29%	3.13%	3.22%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine Months Ended		2021			2020
	September 30,		Third	Second	First	Fourth	Third
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to
adoption of CECL	$52,420	$30,482	$46,365	$49,828	$52,420	$49,395	$46,316
Impact of adopting CECL	-	9,594	-	-	-	-	-
Beginning balance, after
adoption of CECL	52,420	40,076	46,365	49,828	52,420	49,395	46,316
Net loan charge-offs (recoveries):
Commercial business	(389)	6,637	50	(287)	(152)	747	(88)
Commercial mortgage	196	1,675	-	(7)	203	80	603
Residential real estate loans	24	75	21	(3)	6	(3)	(7)
Residential real estate lines	130	(3)	60	-	70	-	-
Consumer indirect	582	2,816	265	(426)	743	1,462	(115)
Other consumer	537	217	191	329	17	112	95
Total net charge-offs
(recoveries)	1,080	11,417	587	(394)	887	2,398	488
Provision (benefit) for credit losses - loans	(5,896)	20,736	(334)	(3,857)	(1,705)	5,423	3,567
Ending balance	$45,444	$49,395	$45,444	$46,365	$49,828	$52,420	$49,395

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.07%	1.24%	0.03%	-0.15%	-0.08%	0.37%	-0.04%
Commercial mortgage	0.02%	0.20%	0.00%	0.00%	0.06%	0.03%	0.20%
Residential real estate loans	0.01%	0.02%	0.01%	0.00%	0.00%	0.00%	0.00%
Residential real estate lines	0.21%	0.00%	0.30%	0.00%	0.32%	0.00%	0.00%
Consumer indirect	0.09%	0.45%	0.11%	-0.19%	0.36%	0.69%	-0.05%
Other consumer	4.66%	1.85%	5.15%	8.58%	0.44%	2.64%	2.31%
Total loans	0.04%	0.45%	0.06%	-0.04%	0.10%	0.27%	0.06%

Supplemental information (1)
Non-performing loans:
Commercial business	$1,046	$2,628	$1,046	$1,555	$1,742	$1,975	$2,628
Commercial mortgage	874	3,372	874	885	3,402	2,906	3,372
Residential real estate loans	2,457	3,305	2,457	2,615	2,519	2,587	3,305
Residential real estate lines	192	207	192	280	256	323	207
Consumer indirect	2,104	1,244	2,104	1,250	1,482	1,495	1,244
Other consumer	3	147	3	50	287	231	147
Total non-performing loans	6,676	10,903	6,676	6,635	9,688	9,517	10,903
Foreclosed assets	-	2,999	-	646	2,966	2,966	2,999
Total non-performing assets	$6,676	$13,902	$6,676	$7,281	$12,654	$12,483	$13,902

Total non-performing loans to total loans	0.18%	0.31%	0.18%	0.18%	0.27%	0.26%	0.31%
Total non-performing assets to total assets	0.12%	0.28%	0.12%	0.14%	0.24%	0.25%	0.28%
Allowance for credit losses - loans to total loans	1.24%	1.38%	1.24%	1.28%	1.36%	1.46%	1.38%
Allowance for credit losses - loans to non-performing loans	681%	453%	681%	699%	514%	551%	453%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended		2021			2020
	September 30,		Third	Second	First	Fourth	Third
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$5,623,193	$5,295,102	$5,329,056	$4,912,306	$4,959,201
Less: Goodwill and other intangible assets, net			74,659	74,262	74,528	73,789	74,062
Tangible assets			$5,548,534	$5,220,840	$5,254,528	$4,838,517	$4,885,139

Ending tangible common equity:
Common shareholders’ equity			$476,721	$469,834	$448,962	$451,035	$439,033
Less: Goodwill and other intangible assets, net			74,659	74,262	74,528	73,789	74,062
Tangible common equity			$402,062	$395,572	$374,434	$377,246	$364,971

Tangible common equity to tangible assets (1)			7.25%	7.58%	7.13%	7.80%	7.47%

Common shares outstanding			15,842	15,842	15,829	16,042	16,038
Tangible common book value per share (2)			$25.38	$24.97	$23.66	$23.52	$22.76

Average tangible assets:
Average assets	$5,252,509	$4,592,609	$5,368,054	$5,340,745	$5,045,180	$4,992,886	$4,775,333
Less: Average goodwill and other intangible assets, net	74,366	74,506	74,470	74,412	74,214	73,942	74,220
Average tangible assets	$5,178,143	$4,518,103	$5,293,584	$5,266,333	$4,970,966	$4,918,944	$4,701,113

Average tangible common equity:
Average common equity	$463,020	$430,011	$478,582	$458,868	$451,311	$445,515	$437,948
Less: Average goodwill and other intangible assets, net	74,366	74,506	74,470	74,412	74,214	73,942	74,220
Average tangible common equity	$388,654	$355,505	$404,112	$384,456	$377,097	$371,573	$363,728

Net income available to common shareholders	$56,990	$23,436	$16,811	$19,834	$20,345	$13,435	$11,908
Return on average tangible common equity (3)	19.60%	8.81%	16.50%	20.69%	21.88%	14.38%	13.02%

Pre-tax pre-provision income:
Net income	$58,085	$24,532	$17,175	$20,200	$20,710	$13,800	$12,273
Add: Income tax expense	15,300	5,703	4,553	5,400	5,347	1,688	2,940
Add: Provision (benefit) for credit losses	(7,144)	21,689	(541)	(4,622)	(1,981)	5,495	4,028
Pre-tax pre-provision income	$66,241	$51,924	$21,187	$20,978	$24,076	$20,983	$19,241

Total loans excluding PPP loans:
Total loans	$3,653,899	$3,568,539	$3,653,899	$3,632,168	$3,654,386	$3,595,138	$3,568,539
Less: Total PPP loans	116,653	264,138	116,653	171,942	255,595	247,951	264,138
Total loans excluding PPP loans	$3,537,246	$3,304,401	$3,537,246	$3,460,226	$3,398,791	$3,347,187	$3,304,401

Allowance for credit losses - loans	$45,444	$49,395	$45,444	$46,365	$49,828	$52,420	$49,395
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.28%	1.49%	1.28%	1.34%	1.47%	1.57%	1.49%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.